Registration Statement No. 333-237342

Filed Pursuant to Rule 433

October 1, 2020

$FNGS, the MicroSectors™ FANG+™ ETN linked to the @NYSE FANG+ Index, inception-to-date performance graph.

Learn more about the #FANGplus lineup of ETNs here: MicroSectors.com/fang

MicroSectors"' FANG."' ETN {FNGS) Inception-to-Date Performance 12G% 100% 89 8% 80% 60% 40% 20% 0% -20% Nor-19 Dec-19 Jan-20 Feb-20 Mar-20 Apr-20 May-20 Jun-20 Jul-20 Aug-20 Sep-20 ICROSECTORS Source: Bloomberg L.P. Data from 11/12/2019 to 0913012020. The MicroSectors"" FANG.-'TM E774 (ENDS) was launched on 1111212019. This does not include leverage, but rather is designed to replicate the performance of the underlying index, minus the enpficable fees. Past historical data is not a guarantee of future performance. Historical data for the MicroSectors"" FANG.'TM E7N is based on the percentage change of its closing indicative Note Value for the applicable period. Bank of Montreal, the issuer of the E774s, has filed a registration statement (including a pricing supplement, prospectus supplement and prospectusy with the SEC for each of the E774 offerings to which this communication relates. Before you invest, you should read [hose documents arpor the other documents that Bank of Montreal has fled with the SEC for more complete informatics about Bank of Montreal and these offerings. You may obtain these documents free of charge by visiting the SECS website at www.sec.gov. Alternatively, Bank of Montreal will arrange to send to you these documents if you request by Galin our agent ton-free at 1-677-369-5412

$FNGS, the MicroSectors™ FANG+™ ETN linked to the @NYSE FANG+ Index, year-to-date performance graph.

Learn more about the #FANGplus lineup of ETNs here: www.MicroSectors.com/fang

MicroSectorsT" FANG.-T" ETN (FNGS) Year-to-Date Performance SG% 73.0% 60% 40% 20% 0% -20% Jan-20 Feb-20 Mar-20 Apr-20 May-20 Jun-20 Jul-20 Aug-20 Sep-20 MICROSECTORS Source: BlocrnbeT L.P. Data from 1213112019 to 0913012020. The MicroSectors'. FANG-."" E774 (FLAGS) was launched on 1111212019. 77ris does not include leverage, but rather is designed to replicate the performance of the underlying index, MOUS the arArplicabb fees. Past historical data is not a guarantee of future performance. Historicd data for the klicroSectors"" FANG-0. E7N is based on the percentage change of its closing Indicative Note Value for the applicable period. Bank of Montreal, the issuer of the ETNs, has fled a registration statement (including a pricing stpplement, prospectus supplement and prospectus) with the SEC for each of the ETN offerings to which this communication relates. Before you invest, you should read those documents and the other documents that Bank of Montreal has fled with the SEC for more complete irrformatiorr about Bank of Montreal and these offerings. You may obtairr these documents free of charge by yisitirpg the SEC's website at www.sec.goy. Alternatively, Bank of Montreal will arrange to send to you these documents if you request by cdling our agent toll-free at 1-877-369-5412